As filed with the Securities and Exchange Commission on August 26, 2010
Registration No. 333-158592

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
RCN CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	22-3498533
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)
196 Van Buren Street
Herndon, VA 20170
(703) 434-8200
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Paul Eskildsen
General Counsel
RCN Corporation
196 Van Buren Street
Herndon, VA 20170
(703) 434-8200
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
With copies to:
Eugene W. McDermott, Jr., Esq.
Edwards Angell Palmer & Dodge LLP
2800 Financial Plaza
Providence, RI 02903
(401) 274-9200
Approximate date of commencement of proposed sale to the public: Not Applicable.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☐	Accelerated filer ☑	Non accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

DEREGISTRATION OF UNSOLD SECURITIES
On April 16, 2009, RCN Corporation (“Registrant”) filed a Registration Statement on Form S-3 (Registration No. 333-158592) (the “Registration Statement”) with the U.S. Securities and Exchange Commission with respect to the resale by certain selling security holders of up to 5,328,521 warrants (“Warrants”) to purchase shares of Registrant’s common stock, par value $0.01 per share (“Common Stock”), and the issuance of up to 8,018,276 shares of Common Stock issuable upon exercise of the Warrants.
On August 26, 2010 (the “Effective Time”), pursuant to an Agreement and Plan of Merger dated as of March 5, 2010, as amended, by and among Registrant, Yankee Cable Acquisition, LLC, a Delaware limited liability company (“Cable Buyer”), Yankee Metro Parent, Inc., a Delaware corporation (“Metro Parent”), and Yankee Metro Merger Sub, Inc., a Delaware corporation (“Merger Sub”), Merger Sub merged with and into Registrant (the “Merger”), with Registrant being the surviving entity and becoming a direct, wholly-owned subsidiary of Metro Parent. At the Effective Time, each outstanding share of Common Stock (other than shares held by Cable Buyer, Metro Parent, Merger Sub, Registrant or any of its subsidiaries) was converted into the right to receive $15.00 in cash, without interest and less any applicable withholding taxes. Registrant intends to file a certification and notice of termination on Form 15 with respect to the Common Stock.
As a result of the Merger, Registrant has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of its securities that remain unsold at the termination of the offering, Registrant is filing this Post-Effective Amendment No. 1 to the Registration Statement to deregister all of its securities registered under the Registration Statement that remained unsold as of the Effective Time.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on August 26, 2010.

RCN CORPORATION
By:	/s/ Blake Battaglia
	Name:	Blake Battaglia
	Title:	President

Note:	No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.